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Exhibit 12

AVI Contact:
AVI BioPharma, Inc.
Michael Hubbard (hubbard@avibio.com)
(503) 227-0554

eXegenics Contact:
eXegenics, Inc.
WaLisa Davenport
(214) 358-2000

Investor Contacts:
Lippert/Heilshorn & Associates Inc.
Bruce Voss (bvoss@lhai.com)
Jody Cain (jcain@lhai.com)
(310) 691-7100

Press Contact:
Waggener Edstrom Bioscience
Wendy Carhart (wendyc@wagged.com)
(503) 443-7000

For Immediate Release
July 29, 2003

AVI BioPharma and eXegenics Announce Commencement of Exchange Offer For eXegenics Common Stock and eXegenics Preferred Stock

        PORTLAND, Ore., and DALLAS—July 29, 2003—AVI BioPharma, Inc. (Nasdaq: AVII, AVIIW, AVIIZ), and eXegenics, Inc. (Nasdaq: EXEG), today announced that AVI, through a wholly owned subsidiary, commenced its previously announced exchange offer for shares of eXegenics common stock and eXegenics preferred stock on July 25. The transaction has been structured as a two-step acquisition composed of an immediate exchange offer for all the outstanding shares of eXegenics common stock and eXegenics preferred stock, followed by a merger in which AVI would acquire those shares of eXegenics common stock and eXegenics preferred stock that are not exchanged for AVI common stock in the exchange offer.

        The transaction offers 0.103 of a share of AVI common stock for each share of eXegenics common stock, and 0.155 of a share of AVI common stock for each share of eXegenics preferred stock. The exchange offer is subject to various conditions, including the tendering of at least a majority of the shares of eXegenics capital stock in the exchange offer. The exchange offer and withdrawal rights are scheduled to expire on Aug. 22, unless extended. This exchange offer has the unanimous support of the eXegenics Board of Directors.

About eXegenics

        eXegenics, Inc., is no longer actively conducting research, but has historically been engaged in the discovery and development of drugs for treatment of cancers and drug-resistant bacterial diseases. For more information, please visit http://www.exegenicsinc.com/.

About AVI BioPharma

        AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using two technology platforms: third-generation NEUGENE® antisense drugs and cancer immunotherapy.

AVI's lead NEUGENE antisense compound is designed to target cardiovascular restenosis, cancer, polycystic kidney disease and other cell proliferation disorders. In addition to targeting specific genes in the body, AVI's antiviral program uses NEUGENE antisense compounds to target single-stranded RNA viruses, including West Nile Virus, SARS coronavirus, calicivirus, and Hepatitis C. AVI's lead cancer agent, AVICINE®, is a therapeutic cancer vaccine with late-stage trials planned for the treatment of pancreatic and colorectal cancer. More information about AVI is available on the company's Web site at http://www.avibio.com/.

# # #

        This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. These risks include the risk to both companies that the acquisition of eXegenics by AVI contemplated in the definitive merger agreement will not be consummated. In addition, statements in this press release relating to the expected benefits of the contemplated acquisition are subject to the risk that these benefits will not be realized, and the general risks associated with the respective businesses of eXegenics and AVI as described in the reports and other documents filed by each of them with the SEC. The reader is cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to AVI and eXegenics, and neither AVI nor eXegenics assumes any obligation to update any forward-looking statement or other statement included in this press release.

Where to Find Additional Information about the Transaction

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell eXegenics shares. AVI has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 and a Tender Offer Statement on Schedule TO, and eXegenics has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the exchange offer. AVI and eXegenics mailed a prospectus of AVI and related exchange offer materials as well as the Schedule 14D-9 to stockholders of eXegenics on July 25. Investors and security holders of eXegenics are urged to read carefully these documents because they contain important information about AVI, eXegenics and the proposed transaction. In addition to the registration statement, the Schedule TO, the prospectus and the Schedule 14D-9, each of AVI and eXegenics file annual, quarterly and special reports, proxy statements and other information with the SEC. The exchange offer materials, and any other document filed by AVI or eXegenics with the SEC, may be obtained free of charge at the SEC's Web site at http://www.sec.gov/. A free copy of the exchange offer materials, and any other document filed by AVI or eXegenics with the SEC, may also be obtained from AVI or eXegenics. In addition, investors and security holders may obtain copies of the documents filed with the SEC by eXegenics on eXegenics' Web site at http://www.exegenicsinc.com/. Investors and security holders may obtain copies of the documents filed with the SEC by AVI on AVI's Web site at http://www.avibio.com/.

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AVI BioPharma and eXegenics Announce Commencement of Exchange Offer For eXegenics Common Stock and eXegenics Preferred Stock